Exhibit 99.2
Vyteris, Inc. 13-01 Pollitt Drive Fair Lawn, New Jersey 07410 P (201) 703 2299 F (201) 703 2295 www.vyteris.com

LabCorp/Vyteris Fact Sheet

With the marketing agreement, LidoSite® will now be available in the larger market segments of physician offices and patient service centers, giving it greater access to the overall blood draw (venipuncture) market. With over one billion blood draws¹ performed annually, an estimated 2.1 million such blood draw procedures are performed daily in the physician office and patient service center setting.

LidoSite Potential
This market sizing gives LidoSite a tremendous opportunity Vyteris will seek to monetize. Based on a recently conducted market research study, the following chart gives an example of potential number of blood draw procedures available to LidoSite at various levels of market penetration. A study performed at Vyteris’ request by TVG suggests that LidoSite could be used in approximately 6.7 percent of blood draws.²

LidoSite Potential
US Physician Office Based / PSC Market — 2,164,000 Blood Draws/Day

% of Draws LidoSite Can Be Used For	Potentials
0.5%	10,820
1.0%	21,640
2.5%	54,100
5.0%	108,200
6.7%*	144,988

Insurance And Medical Plan Coverage
A critical part of any acceptance by physicians and patients is LidoSite’s inclusion in insurance coverage. LidoSite’s usage in venicpuncture is supported by the Blue Cross/Blue Shield Technology Evaluation Center ("TEC"), which indicated that “use of iontophoresis to administer local anesthetic before skin puncture or dermal procedures meets the TEC criteria.”³

Various Blue Cross/Blue Shield plans have issued a medical policy to millions of physician providers supporting the TEC findings and indicating “iontophoresis may be considered medically necessary to administer local anesthesia prior to venipuncture.”4

1Ogden-Grable H, Gill GW: “Preventing Phlebotomy Errors - Potential for Harming Your Patients” in Labmedicine. pp 430- 433 Vol 36, Number 7, July 2005.
²Market Research Study: Conducted for Vyteris Inc by TVG on quantitative assessment of the LidoSite market demand and price sensitivity in Fall 2006.
³Blue Cross Blue Shield Association. Technology Evaluation Center (TEC) Iontophoresis for Medical Indications. Assessment Program, Volume 18, No. 3. June 2003. Available at http://www.bcbs.com/tec/vol18/18_03.html.
4http://medpolicy.unicare.com/policies/guidelines/MED/iontophoresis.html

Vyteris Forward-Looking Statements This fact sheet and stockholder letter to which it is attached includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "expect," "estimate," "project," "anticipate," "intend," "plan," "may," "will," "could," "would," "should," "believes," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this fact sheet and stockholder letter include, without limitation, statements concerning the potential impact of the new marketing agreement, the size of the blood draw, physicians’ office and other markets, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from results expressed or implied by this fact sheet and stockholder letter. Such risk factors include, among others, the competitive environment and competitive responses to the new marketing arrangement, the company’s ability to manufacture its LidoSite product, the availability of supplies and components and the Company’s ability to finance its operations. The Company has described other important risks and uncertainties under the caption "Risk Factors" in its most recent Quarterly Report on Form 10-QSB and in various filings made with the SEC. Actual results may differ materially from those contained in the forward-looking statements in this fact sheet and stockholder letter.